Exhibit 99.1

NEWS RELEASE          ______________________________________________________________________________________________________

For Release:        Immediately
Contact:         Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER EARNINGS

Calhoun, Georgia, May 2, 2013 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2013 first quarter net earnings of $50 million and diluted earnings per share (EPS) of $0.72. Excluding unusual charges, net earnings were $61 million and EPS was $0.87, a 50% increase over last year's first quarter EPS. Net sales for the first quarter of 2013 were $1.5 billion, an increase of 5.5% versus the prior year's first quarter. For the first quarter of 2012, net sales were $1.4 billion, net earnings were $40 million and EPS was $0.58.
Commenting on Mohawk Industries' first quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Improvements in the U.S. market, product mix, productivity improvements, lower amortization and the Pergo acquisition all contributed to our results, offset by the negative impact of a slower European economy and one less day in the period compared to last year. During the quarter, we generated adjusted EBITDA of $151 million and reduced SG&A by 90 basis points, relative to net sales, across the enterprise even as we increased investment in growth areas of the business.”
“In January we completed the acquisition of Pergo. In both the U.S. and Europe, we are executing our Pergo integration strategy, which includes asset consolidation, manufacturing process improvements, product line enhancements, and management, sales and administrative restructuring. After the first quarter closed, we completed the acquisition of the Marazzi Group, which makes Mohawk the global leader in ceramic tile. We also received regulatory approval of our proposed acquisition of the Belgian board manufacturer Spano in late April and expect to complete the transaction shortly. For two decades, we have created significant shareholder value through a dual strategy of growing our established business while enhancing the performance of acquired companies. With an experienced management team, we have the resources and talent to execute these strategies. Regardless of the pace of the global economic recovery, we remain committed to driving innovation, operational excellence and geographic expansion to optimize our business.”

Mohawk segment sales were relatively flat during the first quarter, with operating income rising 24%, excluding unusual charges. Carpet sales growth was partially offset by home center transitions that were completed late in the first quarter and lower rug sales. Sales of our premium products in the specialty channel continued to show strength, with expected improvement in the home center channel as new introductions gain traction in the second quarter. We began implementing a 4-6% carpet price increase during the quarter to offset our material cost changes; however, the timing of the implementation will not cover an estimated $5 - $10 million of those higher costs in the second quarter. We anticipate the price increase will align with our material costs in the third quarter. During the quarter, we built upon the success of our revolutionary SmartStrand® Silk® collection by adding twelve products that combine Silk's unsurpassed softness with contemporary styling. Our exclusive Duracolor® commercial broadloom and tile products expanded due to their exceptional styling, superior stain and soil resistance, and improved value. We executed productivity improvements across the business resulting in material yield improvements, waste reduction, increased recycled content and improved efficiencies.
Dal-Tile sales increased 5% as new residential construction, commercial sales and our Mexican business continued to show strength. Our positive results for the quarter were supported by new product introductions featuring both rustic and polished surfaces, new larger sizes and unique Reveal Imaging® designs. Our margins were supported by higher volumes and improved labor productivity, but were partially offset by rising energy costs. We added sales representatives in both our Dal-Tile and American Olean brands to increase our focus on new home construction, multifamily projects and commercial specifications. Commercial sales grew in the restaurant, retail and hospitality channels with large projects utilizing high fashion designs, contemporary sizes and sophisticated colors. In Mexico, we continue to grow faster than the market by aggressively pursuing new construction projects, adding distributors, improving product mix and expanding home center penetration. During the quarter, Dal-Tile improved costs by reducing off-quality production and waste, increasing machine efficiency, achieving higher plant utilization rates, and enhancing material formulations.
Unilin sales grew 20% or 19% at a constant exchange rate due primarily to the Pergo acquisition. In the legacy Unilin business sales improved in all product categories in the U.S., and in insulation boards and wood flooring outside the U.S. This was partially offset by lower Unilin laminate, wood panels and roofing sales in Western Europe. Margins improved from increased U.S. volume and lower amortization costs, offset by volume, lower mix and material inflation in Europe excluding acquisitions. Our Livyn® luxury vinyl tile collection is gaining traction across Western Europe differentiated by our Quick-Step® brand industry leading realism and an advanced click installation system. In North America our laminate flooring sales were enhanced by introductions with rustic wood visuals in wide plank formats with highly textured surfaces. Our wood flooring products are growing with performance features such as Scotchgard® and ArmorMax® that provide easy maintenance and industry-leading wear resistance and new products with scraped surfaces that create fashionable distressed looks. To offset rising lumber costs, we announced another price increase of 10% for wood flooring that will be effective in late May. Sales of our insulation board continue to grow with an expanded product offering and increased geographic penetration in France and Germany. Construction of our new insulation board plant in France is ahead of schedule with production anticipated to begin in the third quarter.
We delivered solid results this quarter through product innovation, productivity improvements, market expansion and strategic acquisitions. In all areas, we are driving cost and sales initiatives to enhance our results. We are implementing price increases as required, though our carpet prices will lag our costs in the second quarter. We believe that both commercial and new housing growth will continue this year, and we are anticipating some improvement in residential remodeling. We remain optimistic about the long-term prospects of our international businesses even while challenges persist in some regional economies. In each of these regions, we have leading market positions, highly recognized brands, outstanding distribution channels and efficient manufacturing that will benefit our results as those economies improve. We anticipate each of our acquisitions contributing to our sales and earnings this year, as we implement strategies to maximize their potential. With these factors, our guidance for second quarter earnings is $1.58 - $1.67 per share, excluding any restructuring or acquisition costs.
Mohawk Industries is a leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk's vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry-leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Bigelow, Dal-Tile, Durkan, Karastan, Lees, Marazzi, Mohawk, Pergo, Unilin and Quick-Step. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world's largest flooring company with operations in Australia, Brazil, Canada, China, Europe, India, Malaysia, Mexico, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform

Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation in raw material prices and other input costs; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company's products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks identified in Mohawk's SEC reports and public announcements.

Conference call Friday, May 3, 2013 at 11:00 AM Eastern Time
The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.
Conference ID # 32039923. A replay will be available until May 17, 2013 by dialing 855-859-2056 for US/local calls and 404-537-3406 for International/Local calls and entering Conference ID # 32039923.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations	Three Months Ended
(Amounts in thousands, except per share data)	March 30, 2013	March 31, 2012

Net sales	$1,486,815	1,409,035
Cost of sales	1,109,749	1,049,609
Gross profit	377,066	359,426
Selling, general and administrative expenses	290,224	287,450
Operating income	86,842	71,976
Interest expense	19,156	22,498
Other expense (income), net	6,387	(1,825)
Earnings before income taxes	61,299	51,303
Income tax expense	10,732	10,291
Net earnings	50,567	41,012
Net earnings attributable to noncontrolling interest	(72)	(635)
Net earnings attributable to Mohawk Industries, Inc.	$50,495	40,377
Basic earnings per share attributable to Mohawk Industries, Inc.	$0.73	0.59
Weighted-average common shares outstanding - basic	69,375	68,862
Diluted earnings per share attributable to Mohawk Industries, Inc.	$0.72	0.58
Weighted-average common shares outstanding - diluted	69,897	69,141

Other Financial Information
(Amounts in thousands)
Net cash used in operating activities	$38,944	44,470
Depreciation and amortization	$60,349	73,286
Capital expenditures	$63,282	43,251

Consolidated Balance Sheet Data
(Amounts in thousands)
	March 30, 2013	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,120,167	304,775
Receivables, net	825,659	782,000
Inventories	1,230,250	1,164,991
Prepaid expenses and other current assets	157,011	136,752
Deferred income taxes	113,519	156,110
Total current assets	3,446,606	2,544,628
Property, plant and equipment, net	1,729,916	1,718,396
Goodwill	1,394,062	1,390,712
Intangible assets, net	569,356	599,625
Deferred income taxes and other non-current assets	121,905	145,833
Total assets	$7,261,845	6,399,194

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$53,496	57,309
Accounts payable and accrued expenses	824,135	721,383
Total current liabilities	877,631	778,692
Long-term debt, less current portion	2,253,020	1,642,419
Deferred income taxes and other long-term liabilities	406,610	458,786
Total liabilities	3,537,261	2,879,897
Total stockholders' equity	3,724,584	3,519,297
Total liabilities and stockholders' equity	$7,261,845	6,399,194

Segment Information	As of and for the Three Months Ended
(Amounts in thousands)	March 30, 2013	March 31, 2012

Net sales:
Mohawk	$695,334	699,880
Dal-Tile	411,881	392,925
Unilin	404,475	337,424
Intersegment sales	(24,875)	(21,194)
Consolidated net sales	$1,486,815	1,409,035

Operating income (loss):
Mohawk	$25,238	25,282
Dal-Tile	29,976	26,028
Unilin	38,693	27,146
Corporate and eliminations	(7,065)	(6,480)
Consolidated operating income	$86,842	71,976

Assets:
Mohawk	$1,802,241	1,820,785
Dal-Tile	1,795,828	1,759,934
Unilin	2,469,264	2,620,013
Corporate and eliminations	1,194,512	198,462
Consolidated assets	$7,261,845	6,399,194

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.

(Amounts in thousands, except per share data)
		Three Months Ended
		March 30, 2013	March 31, 2012
Net earnings attributable to Mohawk Industries, Inc.		$50,495	40,377
Adjusting items:
Integration costs		1,634	—
Interest on 3.85% senior notes		3,559	—
Business restructurings		8,222	—
Income taxes		(2,780)	—
Adjusted net earnings attributable to Mohawk Industries, Inc.		$61,130	40,377

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.		$0.87	0.58
Weighted-average common shares outstanding - diluted		69,897	69,141

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)
	March 30, 2013
Current portion of long-term debt	$53,496
Long-term debt, less current portion	2,253,020
Less: Cash and cash equivalents	1,120,167
Net Debt	$1,186,349

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)
	Three Months Ended				Trailing Twelve Months Ended
	June 30, 2012	September 29, 2012	December 31, 2012	March 30, 2013	March 30, 2013
Operating income	$107,718	103,954	95,860	86,842	394,374
Other (expense) income	(440)	(322)	(1,366)	(6,387)	(8,515)
Net earnings attributable to noncontrolling interest	—	—	—	(72)	(72)
Depreciation and amortization	71,831	71,298	63,878	60,349	267,356
EBITDA	179,109	174,930	158,372	140,732	653,143
Integration costs	—	—	—	1,634	1,634
Business restructurings	8,226	4,229	6,109	8,222	26,786
Adjusted EBITDA	$187,335	179,159	164,481	150,588	681,563

Net Debt to Adjusted EBITDA					1.7

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
	March 30, 2013	March 31, 2012
Net sales	$1,486,815	1,409,035
Adjustment to net sales on a constant exchange rate	(2,079)	—
Net sales on a constant exchange rate	$1,484,736	1,409,035

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Dal-Tile	March 30, 2013	March 31, 2012
Net sales	$411,881	392,925
Adjustment to segment net sales on a constant exchange rate	(489)	—
Segment net sales on a constant exchange rate	$411,392	392,925

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Unilin	March 30, 2013	March 31, 2012
Net sales	$404,475	337,424
Adjustment to segment net sales on a constant exchange rate	(1,590)	—
Segment net sales on a constant exchange rate	$402,885	337,424

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	March 30, 2013	March 31, 2012
Operating income	$86,842	71,976
Adjustments to operating income:
Integration costs	1,634	—
Business restructurings	8,222	—
Adjusted operating income	$96,698	71,976
Adjusted operating margin as a percent of net sales	6.5%	5.1%

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Mohawk	March 30, 2013	March 31, 2012
Operating income	$25,238	25,282
Adjustment to segment operating income:
Business restructurings	6,217	—
Adjusted segment operating income	$31,455	25,282
Adjusted operating margin as a percent of net sales	4.5%	3.6%

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Dal-Tile	March 30, 2013	March 31, 2012
Operating income	$29,976	26,028
Adjustment to segment operating income:
Business restructurings	463	—
Adjusted segment operating income	$30,439	26,028
Adjusted operating margin as a percent of net sales	7.4%	6.6%

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Unilin	March 30, 2013	March 31, 2012
Operating income	$38,693	27,146
Adjustments to segment operating income:
Integration costs	1,634	—
Business restructurings	1,542	—
Adjusted segment operating income	$41,869	27,146
Adjusted operating margin as a percent of net sales	10.4%	8.0%

Reconciliation of Earnings Before Income Taxes to Adjusted Earnings Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	March 30, 2013	March 31, 2012
Earnings before income taxes	$61,299	51,303
Adjustments to earnings before income taxes:
Integration costs	1,634	—
Interest on 3.85% senior notes	3,559	—
Business restructurings	8,222	—
Adjusted earnings before income taxes	$74,714	51,303

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	March 30, 2013	March 31, 2012
Income tax expense	$10,732	10,291
Income tax effect of adjusting items	2,780	—
Adjusted income tax expense	$13,512	10,291

Adjusted income tax rate	18%	20%

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company's business for the planning and forecasting in subsequent periods.